NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES THIRD QUARTER RESULTS

NEW YORK, NEW YORK (October 8, 2009) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) today reported a 2009 third quarter operating loss of ($1,558,000) on total revenue of $7,774,000, as compared to an operating loss of ($1,482,000) on total revenue of $7,864,000 for the 2008 third quarter.  For the 2009 nine month period, Griffin reported an operating loss of ($4,389,000) on total revenue of $32,115,000, as compared to an operating loss of ($3,578,000) on total revenue of $33,409,000 for the 2008 nine month period.

Griffin reported a 2009 third quarter net loss of ($1,436,000) and a basic and diluted net loss per share of ($0.28) as compared to a 2008 third quarter net loss of ($1,269,000) and a basic and diluted net loss per share of ($0.25).  For the 2009 nine month period, Griffin reported a net loss of ($4,231,000) and a basic and diluted net loss per share of ($0.83) as compared to a net loss of ($3,255,000) and a basic and diluted net loss per share of ($0.64) for the 2008 nine month period.

At Griffin’s landscape nursery business, Imperial Nurseries, Inc. (“Imperial”), net sales declined in the 2009 third quarter and 2009 nine month period versus the comparable 2008 periods due principally to lower pricing.  Imperial reduced pricing in the current year to stimulate sales and maintain competitive pricing in a market weakened by the poor economy and lack of new commercial and residential construction.  Operating losses incurred by Imperial in the 2009 third quarter and 2009 nine month period were higher than the operating losses incurred by Imperial in the comparable 2008 periods, reflecting lower gross profit in the current year periods, partially offset by lower selling, general and administrative expenses in the current year periods.  The decrease in gross profit in the 2009 third quarter and 2009 nine month period versus the comparable 2008 periods reflects the effect of the lower pricing in the current year and a higher charge for unsaleable inventories, which increased from $0.6 million in the 2008 nine month period to $1.2 million in the 2009 nine month period.

During the 2009 third quarter, Imperial completed the previously announced shutdown of its Florida growing operation.  Imperial expects to continue to operate its farm in Connecticut.  At year end 2008, Imperial recorded a reserve of $7.2 million for the liquidation of the Florida inventory below its carrying value.  The actual liquidation of the Florida inventory was completed within that reserve.  The Florida farm facility is now being leased to Tri-B Nursery, Inc. (“Tri-B”) under a six-year lease.  Tri-B has the option to purchase that facility at any time during the lease at an agreed upon price.

Total revenue and operating profit at Griffin Land, Griffin’s real estate business, increased in the 2009 third quarter and 2009 nine month period versus the comparable 2008 periods.  The increased revenue and higher operating profit were driven by more space being leased in the 2009 periods versus the comparable 2008 periods, including the leasing, in the 2008 fourth quarter, of Griffin Land’s approximate 308,000 square foot warehouse in Manchester, Connecticut, that had been vacant.  The increase in rental revenue resulted in higher profit from Griffin Land’s leasing operations in the 2009 third quarter and 2009 nine month period, versus the comparable 2008 periods, and more than offset the lack of property sales in the current year.  Revenue from property sales was $0.3 million and $1.1 million in the 2008 third quarter and 2008 nine month period, respectively, and Griffin Land’s gain on property sales was $0.3 million and $0.9 million in the 2008 third quarter and 2008 nine month period, respectively.  Although the real estate market where Griffin’s properties are located has been weak, as previously reported, a lease for Griffin Land’s new approximate 304,000 square foot built-to-suit warehouse facility in New England Tradeport, Griffin’s industrial park located in Windsor and East Granby, Connecticut, commenced in the 2009 third quarter as construction of this new facility was completed.

Griffin operates a real estate business, Griffin Land, and a landscape nursery business, Imperial Nurseries. Griffin also has investments in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holding Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:
This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.

Griffin Land & Nurseries, Inc.
Consolidated Condensed Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Third Quarter Ended,				Nine Months Ended,
	Aug. 29, 2009		Aug. 30, 2008		Aug. 29, 2009		Aug. 30, 2008
Revenue
Landscape nursery net sales and other revenue	$3,528		$3,824		$19,545		$21,301
Rental revenue and property sales	4,246	(1)	4,040	(1)	12,570	(1)	12,108	(1)
Total revenue	7,774		7,864		32,115		33,409

Operating (loss) profit:
Landscape nursery business	(1,175)		(1,096)		(2,223)		(1,250)
Real estate business	618	(2)(3)	606	(2)(3)	1,196	(2)(3)	992	(2)(3)
General corporate expense	(1,001)		(992)		(3,362)		(3,320)
Total operating loss	(1,558)		(1,482)		(4,389)		(3,578)

Interest expense	(880)		(762)		(2,506)		(2,423)

Investment income	28		106		152		675
Loss before taxes	(2,410)		(2,138)		(6,743)		(5,326)

Income tax benefit	974		869		2,512		2,071

Net loss	$(1,436)		$(1,269)		$(4,231)		$(3,255)

Basic net loss per common share	$(0.28)		$(0.25)		$(0.83)		$(0.64)

Diluted net loss per common share	$(0.28)		$(0.25)		$(0.83)		$(0.64)

Weighted average common shares outstanding
for computation of basic per share results	5,082		5,044		5,077		5,060

Weighted average common shares outstanding
for computation of diluted per share results	5,082		5,044		5,077		5,060

(1) Includes revenue from property sales of $0.3 million and $1.1 million in the 2008 third quarter and 2008 nine month period, respectively. There were no property sales in 2009.

(2) Includes gain from property sales of $0.3 million and $0.9 million in the 2008 third quarter and 2008 nine month period, respectively. There were no property sales in 2009.

(3) Includes depreciation and amortization expense, principally related to real estate properties, of $1.4 million and $1.2 million in the 2009 and 2008 third quarters, respectively, and $4.1 million and $3.7 million in the 2009 and 2008 nine month periods, respectively.